Exhibit 10.16
LEASE AGREEMENT
Between
RULES BASED MEDICINE, INC.
as Tenant,
and
STAG INVESTORS 2000, LTD.,
as Landlord,
Covering approximately 6,507 rentable square feet of the Building known as
Stonecreek Park,
located at
3300 Duval Road, Suite 110
Austin, Travis County, Texas

LEASE AGREEMENT
     THIS LEASE AGREEMENT (this “Lease”) is made and entered into by and between STAG INVESTORS 2000, LTD., a Texas limited partnership, hereinafter referred to as “Landlord,” and Rules Based Medicine, Inc., a Delaware corporation, hereinafter referred to as “Tenant.”
     1. PREMISES AND TERM. In consideration of the mutual obligations of Landlord and Tenant set forth herein, Landlord leases to Tenant, and Tenant hereby takes from Landlord, certain leased premises situated in the City of Austin, County of Travis, State of Texas, containing Rentable Square Footage (as defined below) of approximately 6,507 square feet, as more particularly described and depicted on EXHIBIT “A” attached hereto and incorporated herein by reference (the “Premises”), in the project depicted on the site plan which is attached hereto as EXHIBIT “A-l” and incorporated herein by reference (the “Project”), to have and to hold, subject to the terms, covenants and conditions in this Lease. The term of this Lease shall commence on the Commencement Date hereinafter set forth and shall end the last day of the month that is forty-eight (48) months after the Commencement Date. The “Premises” consists of that area shown as “Rules Based Medicine” on EXHIBIT “A” and an allocated portion of the area shown as “Shared Areas” on EXHIBIT “A”, such allocation having been agreed to between Tenant and the adjacent tenant, The Foundation for a Healthier World.
     A. Commencement Date; Building or Improvements to be Constructed. The “Commencement Date” shall be deemed to be the earliest of: (i) the date upon which the Premises and other improvements to be erected in accordance with the plans and specifications described on EXHIBIT “B” attached hereto and incorporated herein by reference (the “Plans”) have been substantially completed; (ii) the date on which the Premises or such improvements would have been substantially completed but for Tenant Delay (as defined in Exhibit “B”); or (iii) however, in no event shall the Commencement Date occur prior to May 1, 2003. Tenant shall have access to the Premises at no cost from the date of Lease execution through the Commencement Date in order to install furniture, fixtures, and equipment and to conduct other operations necessary to the start-up of Tenant’s business. All such activities shall be conducted in coordination with Landlord’s construction manager and general contractor. As used herein, the term “substantially completed” shall mean the date that the City of Austin issues a Certificate of Occupancy (either temporary [with reasonable assurance that the temporary c.o. shall become permanent] or permanent) for the Premises. As soon as the Premises and such improvements have been substantially completed, Landlord shall notify Tenant in writing that the Commencement Date has occurred. Subject to Paragraph 23(D) herein, in the event that Landlord’s work is not completed on or before April 30, 2003 by reason other than Tenant Delays, Tenant shall receive a credit equal to one (1) day’s rent for each day.
     B. Rentable Square Footage. Landlord and Tenant agree that, for all purposes under this Lease, the Rentable Square Footage of the Premises is 6,507 square feet and the Rentable Square Footage of the Project is 77,188 square feet.
     2. BASE RENT, SECURITY DEPOSIT AND ESCROW DEPOSITS.
     A. Base Rent. Tenant agrees to pay to Landlord monthly base rent for the Premises, in advance, during the term hereof, without demand, deduction or set off, at the rate specified below. One such monthly installment, plus the other monthly charges set forth in Paragraph 2C below, shall be due and payable on the Commencement Date, and a like monthly installment shall be due and payable on or before the first (1st) day of each calendar month succeeding the Commencement Date, except that all payments due hereunder for any fractional calendar month shall be prorated.

Term	Annual Base Rent per Square Foot	Monthly Base Rent
Months 1-12	$2.75	$1,491.19
Months 13-48	$14.75	$7,998.19
     B. Security Deposit. In addition, Tenant agrees to deposit with Landlord on the date hereof the sum of Fifteen Thousand and No/100 Dollars ($15,000.00) which shall be held by Landlord, without obligation for interest, as security for the performance of Tenant’s obligations under this Lease (the “Security Deposit”), it being expressly understood and agreed that the Security Deposit is not an advance rental deposit or a measure of

Landlord’s damages in case of Tenant’s default. Upon occurrence of an Event of Default, Landlord may use all or part of the Security Deposit to pay past due rent or other payments due Landlord under this Lease or the cost of any other damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. On demand, Tenant shall pay Landlord the amount that will restore the Security Deposit to its original amount The Security Deposit shall be deemed the property of Landlord, but any remaining balance of the Security Deposit shall be returned by Landlord together with a written description and itemization of any deductions to Tenant when all of Tenant’s present and future obligations under this Lease have been fulfilled, but in no event later than thirty (30) days after (a) the expiration of this Lease, and (b) the date that Tenant has provided Landlord with written notice of Tenant’s forwarding address for purpose of returning the Security Deposit.
     As additional security for the performance of Tenant’s obligations under this Lease, Tenant shall cause to be assigned and pledged to Landlord two (2) certificates of deposit (the “CDs”), one such CD to be in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) and maturing not earlier than two (2) years from the date of this Lease, and the other CD to be in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) and maturing not earlier than one (1) year from the date of this Lease. The CDs shall be issued from Colonial Bank, or another financial institution reasonably acceptable to Landlord, and shall be assigned and pledged to Landlord, as additional security for this Lease, pursuant to a security agreement reasonably acceptable to Landlord. Such security agreement shall prohibit the withdrawal, replacement or other disposition of the CDs by the owner thereof until their stated maturity, provided that there is not then any default existing under this Lease or the security agreement. In the event of a monetary default under this Lease or the security agreement, Landlord shall be permitted to convert the CDs to cash, in which case the proceeds thereof shall constitute part of, and be subject to being utilized as, the “Security Deposit” hereunder. The pledgor shall have no personal liability under this Lease, and the security interest shall be released upon the maturity of each CD, provided no event of monetary default is continuing. Landlord and Tenant shall prepare and execute mutually acceptable documentation relating to the assignment of the CDs within ten (10) days after the Commencement Date.
     C. Escrow Deposits. Without limiting in any way Tenant’s other obligations under this Lease, Tenant agrees to pay to Landlord Tenant’s Proportionate Share (as defined in this Paragraph 2C below), prorated for the number of months this Lease is in effect during such calendar year, of all (i) Taxes (hereinafter defined) payable by Landlord pursuant to Paragraph 3A below, and the cost of any tax consultant to assist Landlord in determining the fair tax valuation of the Project, (ii) the cost of utilities and other services payable by Landlord pursuant to Paragraph 8 below, (iii) Landlord’s cost of maintaining any insurance or insurance related expense applicable to the Project and Landlord’s personal property used in connection therewith including, but not limited to, insurance pursuant to Paragraph 9A below, and (iv) Landlord’s cost of maintaining and operating the Project, which include but are not limited to (a) maintenance, repairs and replacement, including, but not limited to expenses incurred pursuant to Paragraph 4 below, (b) landscaping, (c) common area utilities, (d) water and sewer, (e) roof repairs (excluding roof replacement in excess of 100 square feet which shall be deemed a capital improvement not included in Tenant Costs under this lease), (f) janitorial services, (g) security, (h) management fees and salaries, (i) exterior painting, (j) parking lot maintenance and repairs, (k) legal expenses incurred for the benefit of all tenants, (1) building directories, suites numbers, and other common signage, (g) common area receptionist personnel,(h) access control, (i) seasonal decoration costs in common areas, (collectively , the “Tenant Costs”). Tenant Costs shall not include the following expenses: (a) any costs for interest, amortization, or other payments on loans to Landlord; (b) expenses incurred in leasing or procuring tenants, (c) rents under ground leases, (d) costs incurred in selling, syndicating, financing, mortgaging, or hypothecating any of Landlord’s interests in the Project, (e) tenant improvement allowances, and (f) legal fees unless incurred for the benefit of all tenants. The following items shall be excluded from Tenant Costs:
1.	Repairs or other work occasioned by (i) fire, windstorm or other casualty of the type which Landlord has insured or is required to insure pursuant to the terms of the Lease, or (ii) by the exercise of the right of eminent domain.

2.	Leasing commissions, attorney’s fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or other occupants, or legal fees incurred in connection with this Lease or the operation of the Project that do not result in a reduction of Tenant Costs;

3.	Expenses incurred in tenant build-out, renovating, or otherwise improving or decorating, painting or redecorating space for tenants or other occupants of vacant space;

4.	Landlord’s costs of electricity and other services sold or provide to tenants in the Project and for which Landlord is entitled to be reimbursed by such tenants as a separate additional charge or rental over and above the basic rent or escalation payment payable under the lease with such tenant;

5.	Costs incurred by Landlord for alterations which are considered capital improvements and replacements under generally accepted accounting principals consistently applied;

6.	Depreciation and amortization;

7.	All other costs of a capital nature, including, but not limited to, capital improvements, capital repairs, capital equipment, and capital tools all in conformity with generally accepted accounting principals consistently applied;

8.	Expenses in connection with services or other benefits of a type which are not provided Tenant but which are provided to another tenant or occupant of the Project;

9.	Costs incurred due to violation by Landlord or any tenant or other occupant of the terms and conditions of any lease or other rental arrangement covering space in the Project (or any portion thereof);

10.	Overhead and profit increment paid to subsidiaries or other Affiliates of Landlord for services on or to the Project (or any Portion thereof), to the extent only that the costs of such services exceed competitive costs of such services were they not so rendered by a subsidiary or other Affiliate of Landlord;

11.	Landlord’s general partnership overhead and all general administrative overhead expenses for services not specifically performed for the Project;

12.	Any compensation paid to clerks, attendants, or other persons in commercial concessions operating by Landlord, excluding security guards;

13.	All items and services for which tenants pay directly to third parties or for which tenants reimburse Landlord or pay third persons or for or with respect to which Landlord provides selectively to one or more tenants or occupants of the Project other than Tenant, without reimbursements;

14.	Advertising and promotional expenditures;

15.	Any costs, fines, or penalties incurred due to violations by Landlord of any governmental rule or authority;

16.	Costs for sculpture, paintings or other art;

17.	Wages, salaries, or other compensation of any kind or nature paid to any executive employee above the grade of Project manager;

18.	Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Project.

Each month, on the same day that Base Rent is due hereunder, Tenant shall deposit in escrow with Landlord an amount equal to one-twelfth (1/12) of Tenant’s Proportionate Share of the estimated annual amount of the Tenant Costs. Tenant authorizes Landlord to use the funds deposited with Landlord under this Paragraph 2C to pay such Tenant Costs. The initial monthly escrow payments are based upon the estimated amounts for the year in question and shall be increased or decreased annually to reflect the projected actual amount of all Tenant Costs. If the Tenant’s total escrow deposits for any calendar year are less than Tenant’s Proportionate Share of actual Tenant Costs for such calendar year, Tenant shall pay the difference to Landlord within thirty (30) days after demand. If the total escrow deposits of Tenant for any calendar year are more than Tenant’s Proportionate Share of Tenant Costs for such calendar year, Landlord shall retain such excess and credit it against Tenant’s escrow deposits next maturing after such determination, or refund such excess within thirty (30) days after written notice from Tenant. Tenant’s “Proportionate Share” as used in this Lease, shall mean a fraction, the numerator of which is the Rentable Square Feet for the Premises and the denominator of which is the Rentable Square Feet for the Project. The initial escrow payments are based on an estimated annual cost of Nine and 25/100 Dollars ($9.25) per square foot of Rentable Square Feet for the Premises described in Paragraph 1.B. If the Project is not fully occupied during any portion of any calendar year during the term of this Lease, Landlord may adjust (an “Equitable Adjustment”) Tenant Costs to equal what would have been incurred by Landlord had the Project been fully occupied. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. In addition to applying an Equitable Adjustment to Tenant Costs actually incurred by Landlord, Landlord may incorporate the Equitable Adjustment in its estimates of Tenant Costs.
     3. TAXES.
     A. Real Property Taxes. Subject to reimbursement under Paragraph 2C herein, Landlord agrees to pay all taxes, assessments and governmental charges of any kind and nature (collectively referred to herein as “Taxes”) that accrue against the Premises and/or the Project which may hereafter be levied or assessed, in whole or in part, in lieu thereof or in substitution therefor. If at any time during the term of this Lease, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received there from and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the land and improvements of which the Premises are a part, excluding any franchise, income, or business entity tax to the extent measured by the net income, “earned surplus” or “taxable surplus” of Landlord rather than from rents or property value, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof. The Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the real property within the applicable taxing jurisdiction. Tenant agrees to pay its Proportionate Share of the cost of such consultant. Notwithstanding anything herein to the contrary, the term “Taxes” shall not include any income taxes, inheritance taxes, or similar taxes payable by Landlord.
     B. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in or on the Premises. If any such taxes are levied or assessed against Landlord or Landlord’s property and (i) Landlord pays the same or (ii) the assessed value of Landlord’s property is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then Tenant shall pay to Landlord, upon demand, the amount of such taxes.
     4. LANDLORD’S REPAIRS AND MAINTENANCE. Landlord shall maintain in good repair, reasonable wear and tear excluded, and make all necessary repairs and replacements to all windows, exterior doors, storefronts, corridors, HVAC, elevators, electrical, light bulbs and fixtures, plumbing, fire sprinkler, pest control, snow and ice removal, mechanical and other systems and facilities, the foundation and the structural soundness of the exterior walls, the roof of the building within the Project (the “Building”), landscaping of any property that is a part of the Project, and parking, driveway and other common facilities provided for the use or benefit of the Project (all of the foregoing subject to reimbursement pursuant to Paragraph 2.C above). Tenant shall immediately give Landlord written notice of the need for repairs, after which Landlord shall have reasonable opportunity to make such repairs.

     5. TENANT’S REPAIRS.
     A. Maintenance of Premises and Appurtenances. Tenant, at its own cost and expense, shall maintain all parts of the Premises and promptly make all necessary repairs and replacements to the Premises (except those for which Landlord is expressly responsible hereunder).
     B. Option to Maintain Premises. Landlord reserves the right to perform, in whole or in part and without notice to Tenant, maintenance, repairs and replacements to the Premises, and any other items that are otherwise Tenant’s obligations under this Paragraph 5, in which event, Tenant shall be liable for the cost and expense of such repair, replacement, maintenance and other such items.
     6. ALTERATIONS. Tenant shall not make any alterations, additions or improvements to the Premises (“Work”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed in the case of non-structural interior Work which does not affect building systems. Landlord shall not be required to notify Tenant of whether it consents to any Work until it (a) has received plans and specifications in a CAD disk format therefor which are sufficiently detailed to allow construction of the Work depicted thereon to be performed in a good and workmanlike manner, and (b) has had a reasonable opportunity to review them. If the Work will affect the Building’s structure, HVAC system, or mechanical, electrical, or plumbing systems, then the plans and specifications therefor must be prepared by a licensed engineer reasonably acceptable to Landlord and provided to Landlord in a CAD disk format. Landlord’s approval of any plans and specifications shall not be a representation that the plans or the Work depicted thereon will comply with law or be adequate for any purpose, but shall merely be Landlord’s consent to performance of the Work. Upon completion of any approved Work, Tenant shall deliver to Landlord accurate, reproducible as-built plans therefor in a CAD disk format. Tenant, at its own cost and expense, may without Landlord’s written consent erect such shelves, partitions, and trade fixtures as it desires, provided that (a) such items do not alter the basic character of the Premises or the Building; (b) such items do not overload or damage same; (c) such items may be removed without injury to the Premises; and (d) the construction, erection or installation thereof complies with all applicable governmental laws, ordinances, regulations and with Landlord’s specifications and requirements. Without implying any consent of Landlord thereto, all Work and partitions erected by Tenant shall be and remain the property of Tenant during the term of this Lease. All Work, shelves, partitions and trade fixtures installed by Tenant shall, at Landlord’s option, be removed on or before the earlier to occur of the date of termination or expiration of this Lease or vacating the Premises, at which time Tenant shall restore the Premises to substantially their original condition, normal wear and tear excepted. All Work and any removals and restorations shall be performed free of liens, in a good and workmanlike manner, in accordance with all applicable governmental laws, ordinances, regulations, and Landlord’s specifications and requirements, and so as not to damage or alter the primary structure or structural qualities of the Building or other improvements situated on the Premises or of which the Premises are a part.
     7. SIGNS. Any signage Tenant desires for the Premises shall be subject to Landlord’s written approval and shall be submitted to Landlord prior to the placement of such signage. Tenant shall repair, paint and/or replace the Building facia surface to which its signs are attached upon Tenant’s vacation of the Premises or the removal or alteration of its signage. Tenant shall not, without Landlord’s prior written consent, (i) make any changes to the exterior of the Premises, including painting; (ii) install any exterior lights, decorations, balloons, flags, pennants, or banners; or (iii) erect or install any signs, windows or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be in compliance with all applicable laws, ordinances and regulations and all covenants, conditions and restrictions affecting the Premises, and shall otherwise conform in all respects to the criteria established by Landlord or shall be otherwise subject to Landlord’s prior written consent. Landlord will provide space for Tenant signage on the entrance monument at Duval Road, subject to applicable codes and Landlord’s approval of design. Tenant’s share of the area of such monument sign devoted to identification for all tenants combined shall be no less than twenty-five percent (25%). Tenant shall be responsible for the cost of installing its signage. In addition, Landlord will provide directory listing and suite signage at no cost to Tenant.
     8. LANDLORD SERVICES.
     A. Utilities. Landlord agrees to provide normal water and electricity service to the Premises. Tenant shall pay for all water, gas, heat, light, power, sewer, sprinkler charges and other utilities and services used on or at the Premises, together with any taxes, penalties, surcharges or the like pertaining to the Tenant’s use of the Premises, and any maintenance charges for utilities. Landlord shall have the right to cause any of said services to be separately metered to Tenant, at Tenant’s expense. Tenant shall pay its pro rata share, as reasonably determined by Landlord, of all charges for jointly metered utilities. Landlord shall not be liable for any interruption or failure of utility service on the Premises and Tenant shall have no rights or claims as a result of any such failure. In the event water is not separately metered to Tenant, Tenant agrees that it will not use water and sewer capacity for uses other than normal domestic restroom and kitchen usage and Tenant further agrees to reimburse Landlord for the entire amount of common water and sewer costs as additional rental if, in fact, Tenant uses water or sewer capacity for uses other than normal domestic restroom and kitchen uses without first obtaining Landlord’s written permission, including, but not limited to, the cost for acquiring additional sewer capacity to service Tenant’s excess sewer use. Furthermore, Tenant agrees in such event to install at its own expense a submeter to determine Tenant’s usage. Tenant shall, at Tenant’s sole cost and expense, provide for its own telephone and other telecommunication installation and services. Any equipment requirements to be place in common areas or on the exterior of the building that Tenant may have related to the installation of telephone or other telecommunication services is subject to Landlord’s prior written approval. Tenant shall obtain Landlord’s prior approval for the location and installation method of such equipment, such approval being at Landlord’s sole discretion. Depending upon the equipment and requirements, Landlord, in its sole discretion, may require aesthetic shielding and/or additional rental as a condition of Landlord’s approval.
     B. HVAC. During the normal business hours as announced from time to time by Landlord, currently established at 7:00 a.m. to 7:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday, excluding New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and any other holiday taken by tenants occupying at least one-half (1/2) of the Rentable Square Feet for the Project,, Landlord shall maintain a comfortable temperature for normal business operations in the building by furnishing heating and air conditioning. A “comfortable temperature” shall be defined by Landlord in Landlord’s reasonable discretion. Should Tenant install equipment which adversely affects the temperature maintained by the air conditioning or heating system, Landlord, at Tenant’s sole cost and expense, may install supplementary air conditioning and heating units to maintain a comfortable temperature. Should Tenant need to install equipment which has special heating or cooling needs other than that for maintaining a comfortable temperature for a normal business operation, Tenant shall notify Landlord in writing of such requirements and request permission to install such equipment. Upon such notice from Tenant, Tenant and Landlord shall review the HVAC requirements and if necessary, Landlord shall install additional air conditioning and heating systems at Tenant’s sole cost and expense. Should Landlord be required to install additional equipment as outlined in the paragraph, Tenant shall pay to Landlord upon demand in advance the cost of installation. In addition, Tenant shall pay to Landlord in advance monthly as Additional Rent the cost to operate and maintain the additional units. Such costs shall include maintenance contracts, servicing the equipment, and additional utility costs incurred to run the units. Landlord shall furnish heating and air conditioning after normal business hours if Tenant provides Landlord reasonable prior notice specifying the hours and days it is needed. Tenant shall pay to Landlord all costs for such additional heating or air conditioning based upon an hourly rate of usage. Landlord shall from time to time calculate such hourly rate based on actual historical expenses, which shall include a reasonable estimate of excess maintenance and depreciation and administrative costs. Such hourly rate is $25 per hour as of the Commencement Date.
     C. Parking. Tenant and its employees, customers and licensees shall have the non-exclusive right to use, free of charge, five (5) reserved spaces in the Project parking garage, plus twenty-three (23) unreserved spaces in the surface parking lot within the Project, subject to all rules and regulations promulgated by Landlord from time to time. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, and Tenant expressly does not have the right to tow or obstruct improperly parked vehicles. Tenant agrees not to park on any public streets or private roadways adjacent to or in the vicinity of the Premises.
     9. INSURANCE.
     A. Landlord’s Insurance. Subject to reimbursement under Paragraph 2C herein, Landlord shall maintain (i) “all-risk” insurance covering the Building in an amount not less than eighty percent (80%) of the “replacement cost” thereof, insuring against the perils of fire, lightning, extended coverage, vandalism and malicious mischief, (ii) lost rent insurance and (iii) commercial general liability insurance in amounts reasonably determined by Landlord.

     B. Tenant’s Insurance. Tenant, at its own expense, shall maintain during the term of this Lease a policy or policies of workers’ compensation (to the extent required by law) and comprehensive general liability insurance, including personal injury and property damage, with contractual liability endorsement, in the amount of Five Hundred Thousand Dollars ($500,000.00) for property damage and One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate for personal injuries or deaths of persons occurring in or about the Premises. Landlord may revise these minimum levels of coverage from time to time as it reasonably determines. Tenant, at its own expense, also shall maintain during the term of this Lease, fire and extended coverage insurance covering the replacement cost of (a) all alterations, additions, partitions and improvements installed or placed on the Premises by Tenant or by Landlord on behalf of Tenant except the initial improvements existing at the time of Tenant’s Commencement Date and (b) Tenant’s personal property contained within the Premises. Said policies shall (i) name Landlord and Landlord’s management company and mortgagee as additional insureds and insure Landlord’s and its management company’s and mortgagee’s contingent liability under or in connection with this Lease (except for any workers’ compensation policy, which instead shall include waiver of subrogation endorsement in favor of Landlord), (ii) be issued by an insurance company which is acceptable to Landlord or has an “A-” or better AM Best rating, (iii) provide that said insurance shall not be canceled unless thirty (30) days’ prior written notice has been given to Landlord and (iv) comply with the requirements of Paragraph 10(D) below. Said policy or policies or certificates thereof shall be delivered to Landlord by Tenant on or before the Commencement Date and upon each renewal of said insurance.
     C. Prohibited Uses. Tenant will not permit the Premises to be used for any purpose or in any manner that would (i) void the insurance thereon, (ii) increase the insurance risk or cost thereof, or (iii) cause the disallowance of any sprinkler credits; including without limitation, use of the Premises for the receipt, storage or handling of any product, material or merchandise that is explosive or highly inflammable. If any increase in the cost of any insurance on the Premises or the Building is caused by Tenant’s use of the Premises, or because Tenant vacates the Premises, then Tenant shall pay the amount of such increase to Landlord upon demand therefor.
     10. FIRE AND CASUALTY DAMAGE.
     A. Total or Substantial Damage and Destruction. If the Premises should be damaged or destroyed by fire or other peril, Tenant shall immediately give written notice to Landlord of such damage or destruction. If the Premises or the Building should be damaged or totally destroyed by any peril not covered by the insurance to be provided by Landlord under Paragraph 9A above, or if they should be so damaged that, in Landlord’s estimation, rebuilding or repairs cannot be completed within one hundred eighty (180) days after the date of such damage or after such completion there is not enough time remaining under the terms of this Lease to fully amortize such rebuilding or repairs, then Landlord may terminate this Lease and the rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.
     B. Partial Damage or Destruction. If the Premises or the Building should be damaged by any peril covered by the insurance to be provided by Landlord under Paragraph 9A above and, in Landlord’s estimation, rebuilding or repairs can be substantially completed within one hundred eighty (180) days after the date of such damage with sufficient Lease term to fully amortize such rebuilding or repairs, then this Lease shall not terminate and Landlord shall restore the Premises to substantially its previous condition, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements that may have been constructed, erected or installed in or about the Premises for the benefit of or by or for Tenant (except for improvements installed by Landlord pursuant to Exhibit “B” of this Lease), and all rent shall abate until the Premises are restored.
     C. Lienholders’ Rights in Proceeds. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made known to Landlord by any such holder, whereupon all rights and obligations hereunder shall cease and terminate.
     D. Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive and release each other of and from any and all rights of recovery, claims, actions or causes of action against each other, or their respective agents, officers and employees, for any loss or damage that may occur to the Premises, improvements to the Project or personal property (building contents) within the Project and/or Premises, for any reason regardless of cause or origin. Each party to this Lease agrees immediately after execution of this Lease to give written notice of the terms of the mutual waivers contained in this subparagraph to each insurance company that has issued to such party policies of fire and extended coverage insurance and, if necessary, to have the insurance policies properly endorsed to provide that the carriers of such policies waive all rights of recovery under subrogation or otherwise against the other party.
     11. LIABILITY AND INDEMNIFICATION. Except for any claims, rights of recovery and causes of action that Landlord has released. Tenant shall hold Landlord harmless from and defend Landlord against any and all claims or liability for any costs, expenses, injury or damage (i) to any person or property whatsoever occurring in, on or about the Premises or any part thereof, the Project and/or other common areas, the use of which Tenant may have in accordance with this Lease, if (and only if) such injury or damage shall be caused in whole or in part by the act, neglect, fault or omission of any duty by Tenant, its agents, servants, employees or invitees, (ii) arising from the conduct or management of any work done by the Tenant in or about the Premises, (iii) arising from transactions of the Tenant, and (iv) all costs, counsel fees, expenses and liabilities incurred in connection with any such claim or action or proceeding brought thereon. The provisions of this Paragraph 11 shall survive the expiration or termination of this Lease, Landlord shall not be liable in any event for personal injury or loss of Tenant’s property caused by fire, flood, water leaks, rain, hail, ice, snow, smoke, lightning, wind, explosion, interruption of utilities or other occurrences. Landlord strongly recommends that Tenant secure Tenant’s own insurance, in excess of the amounts required elsewhere in this Lease, to protect against the above occurrences if Tenant desires additional coverage for such risks. Tenant shall give prompt notice to Landlord of any significant accidents involving injury to persons or property. Furthermore, Landlord shall not be responsible for lost or stolen personal property, equipment, money or jewelry from the Premises or from the public areas of the Project, regardless of whether such loss occurs when the area is locked against entry. Landlord shall not be liable to Tenant or Tenant’s employees, customers or invitees for any damages or losses to persons or property caused by theft, burglary, assault, vandalism or other crimes. Landlord strongly recommends that Tenant provide its own security systems and services and secure Tenant’s own insurance in excess of the amounts required elsewhere in this Lease, to protect against the above occurrences if Tenant desires additional protection or coverage for such risks. Tenant shall give Landlord prompt notice of any criminal or suspicious conduct within or about the Premises or the Project, and/or any personal injury or property damage caused thereby. Landlord may, but is not obligated to, enter into agreements with third parties for the provision, monitoring, maintenance and repair of any courtesy patrols or similar services or fire protective systems and equipment and, to the extent same is provided in Landlord’s sole discretion, Landlord shall not be liable to Tenant for any damages, costs or expenses which occur for any reason in the event any such system or equipment is not properly installed, monitored or maintained or any such services are not properly provided. Landlord shall use reasonable diligence in the maintenance of existing lighting, if any, in the parking garage or parking areas servicing the Premises, and Landlord shall not be responsible for additional lighting or any security measures in the Project, the Premises or the parking garage or other parking areas.
     Except for any claims, rights of recovery and causes of action that Tenant has expressly released under the terms of this Lease. Landlord shall hold Tenant harmless from and defend Tenant against any and all claims, liabilities, demands or causes of action alleged against Tenant by third parties, including all out-of-pocket costs and expenses reasonably incurred by Tenant in connection therewith (including reasonable attorneys’ fees and costs of court), arising from (i) injury or damage to any person or property whatsoever occurring in the Premises to the extent such injury or damage is caused by the gross negligence of Landlord, its employees, agents, or contractors; (ii) injury or damage to any person or property whatsoever occurring in, on or about the common areas of the Project, except to the extent such injury or damage was caused by the gross negligence or willful misconduct of Tenant, its employees, agents, contractors or business invitees; and (iii) Landlord’s breach of its obligations under this Lease.
     12. USE. Tenant shall use the Premises only for general office, medical office and laboratory purposes in accordance with applicable law and regulations, including zoning regulations of the City of Austin. Outside storage, including without limitation storage of trucks and other vehicles is prohibited without Landlord’s prior written consent. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon or connected with the Premises, all at Tenant’s sole expense. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action that would constitute a nuisance or would disturb, unreasonably interfere with or endanger Landlord or the Project. Landlord shall provide Tenant with 24-hour access to the Project, including a card-key or equivalent access control system for entry into the Building and a key to the shared data room serving the Premises. Landlord shall provide twenty (20)access cards free of charge, and additional access cards for such system at a charge to Tenant as determined from time to time by Landlord. The current charges for additional access cards are as follows:

Initial identification card issued:	$10 per card
Individual cancellation requests:	$10 per card cancelled
Re-issue lost or stolen cards:	$10 per card
Change name/identification on existing card:	$5 per card
     13. HAZARDOUS WASTE. The term “Hazardous Substances,” as used in this Lease, shall mean pollutants, contaminants, toxic or hazardous wastes, radioactive materials or any other substances, the use and/or the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law,” which term shall mean any federal, state or local statute, ordinance, regulation or other law of a governmental or quasi-governmental authority relating to pollution or protection of the environment or the regulation of the storage or handling of Hazardous Substances. Tenant hereby agrees that: (i) no activity will be conducted on the Premises that will produce any Hazardous Substances, except for such activities that are part of the ordinary course of Tenant’s business activities (the “Permitted Activities”), provided said Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Landlord and, in connection therewith, Tenant shall be responsible for obtaining any required permits or authorizations and paying any fees and providing any testing required by any governmental agency; (ii) the Premises will not be used in any manner for the storage of any Hazardous Substances, except for the temporary storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”), provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and have been approved in advance in writing by Landlord, and, in connection therewith, Tenant shall be responsible for obtaining any required permits or authorizations and paying any fees and providing any testing required by any governmental agency; (iii) no portion of the Premises will be used as a landfill or a dump; (iv) Tenant will not install any underground tanks of any type; (v) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance; (vi) Tenant will not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required clean-up procedures shall be diligently undertaken by Tenant at its sole cost pursuant to all Environmental Laws. Landlord and Landlord’s representatives shall have the right but not the obligation to enter the Premises for the purpose of inspecting the storage, use and disposal of any Permitted Materials to ensure compliance with all Environmental Laws. Should it be determined, in Landlord’s sole opinion, that any Permitted Materials are being improperly stored, used or disposed of, then Tenant shall immediately take such corrective action as requested by Landlord. Should Tenant fail to take such corrective action within twenty-four (24) hours, Landlord shall have the right to perform such work and Tenant shall reimburse Landlord, on demand, for any and all costs associated with said work. If at any time during or after the term of this Lease, the Premises is found to be contaminated with Hazardous Substances, Tenant shall diligently institute proper and thorough clean-up procedures, at Tenant’s sole cost. Tenant agrees to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages, penalties and obligations of any nature arising from or as a result of any contamination of the Premises or the Project with Hazardous Substances, or otherwise arising from the use of the Premises by Tenant. The foregoing indemnification and the responsibilities of Tenant shall survive the termination or expiration of this Lease.
     14. INSPECTION. Landlord’s agents and representatives shall have the right to enter the Premises at any reasonable time during business hours upon reasonable advance notice to Tenant (or at any time in case of emergency) (i) to inspect the Premises; (ii) to make such repairs as may be required or permitted pursuant to this Lease; and/or (iii) for the purpose of showing the Premises to prospective purchasers or mortgagees and, during the last six (6) months of the Lease term, to prospective tenants. In addition, Landlord shall have the right to erect a suitable sign on the Building stating the Premises are available for lease. Tenant shall notify Landlord in writing at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. If Tenant fails to give such notice or to arrange for such inspection, then Landlord’s inspection of the Premises shall be deemed correct for the purpose of determining Tenant’s responsibility for repairs and restoration of the Premises.
     15. ASSIGNMENT AND SUBLETTING.
     A. Tenant shall not sublet, assign or otherwise transfer or encumber this Lease, or any interest therein, without the prior written consent of Landlord, such consent not to be unreasonably withheld. Tenant shall give Landlord sixty (60) days prior written notice of such requested assignment, sublease, or other transfer. Such written request shall include a nonrefundable processing fee of $500; specify the terms of the assignment, sublease or other transfer; provide a copy of the proposed assignment, sublease or other transfer document; the name, address and phone number of the prospective assignee, sublessee or other party; and current financial statements of the prospective assignee, sublessee, or other party. However, Tenant shall have the right to sublease any portion or all of the Premises to a subsidiary or affiliated company or to any corporate successor (upon merger, consolidation, or sale) without the consent of Landlord, provided that Landlord is notified within thirty (30) days of such sublease or assignment. Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of the terms and covenants of this paragraph shall be void. Any assignee, sublessee or transferee of Tenant’s interest in this Lease (all such assignees, sublessees and transferees being hereinafter referred to as “Transferees”), by assuming Tenant’s obligations hereunder, shall assume liability to Landlord for all amounts paid to persons other than Landlord by such Transferees to which Landlord is entitled or otherwise in contravention of this Paragraph 15. If an Event of Default occurs while the Premises or any part thereof are assigned or sublet, then Landlord, in addition to any other remedies herein provided or provided by law, may collect directly from such Transferee all rents payable to the Tenant and apply such rent against any sums due Landlord hereunder. No such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder. If Landlord consents to any subletting or assignment by Tenant as hereinabove provided and any category of rent subsequently received by Tenant under any such sublease is in excess of the same category of rent payable under this Lease, or any additional consideration is paid to Tenant by the assignee under any such assignment, then Landlord may, at its option, declare fifty percent (50%) of such excess rents under any sublease or such additional consideration for any assignment to be due and payable by Tenant to Landlord as additional rent hereunder. The following shall additionally constitute an assignment of this Lease by Tenant for the purposes of this Paragraph 15: (i) if Tenant is a corporation, any merger, consolidation, dissolution or liquidation, or any change in ownership or power to vote of fifty percent (50%) or more of Tenant’s outstanding voting stock; (ii) if Tenant is a partnership, joint venture or other entity, any liquidation, dissolution or transfer of ownership of any interests totaling fifty percent (50%) or more of the total interests in such entity; (iii) the sale, transfer, exchange, liquidation or other distribution of more than fifty percent (50%) of Tenant’s assets, other than this Lease; or (iv) the mortgage, pledge, hypothecation or other encumbrance of or grant of a security interest by Tenant in this Lease, or of any of Tenant’s rights hereunder. No assignment, subletting or other transfer, whether or not consented to by Landlord or permitted hereunder, shall relieve Tenant of its liability under this Lease.
     B. In the event of the transfer and assignment by Landlord of its interest in this lease and in the Project to a person expressly assuming Landlord’s obligations under this lease, Landlord shall thereby be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations. Any security given by Tenant to secure performance of Tenant’s obligations hereunder may be assigned and transferred by Landlord to such successor in interest, and Landlord shall thereby be discharged of any further obligation relating thereto.
     16. CONDEMNATION. If more than twenty percent (20%) of the Premises are taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain or private purchase in lieu thereof, and the taking prevents or materially interferes with the use of the remainder of the Premises for the purpose for which they were leased to Tenant, then this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective on the date of such taking. If less than twenty percent (20%) of the Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or private purchase in lieu thereof, or if the taking does not prevent or materially interfere with the use of the remainder of the Premises for the purpose for which they were leased to Tenant, then this Lease shall not terminate, but the rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances. All compensation awarded in connection with or as a result of any of the foregoing proceedings shall be the property of Landlord, and

Tenant hereby assigns any interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for loss of business or goodwill or for the taking of Tenant’s trade fixtures and personal property, if a separate award for such items is made to Tenant.
     17. HOLDING OVER. At the termination of this Lease by its expiration or otherwise, Tenant shall immediately deliver possession of the Premises to Landlord with all repairs and maintenance required herein to be performed by Tenant completed. If, for any reason, Tenant retains possession of the Premises after the expiration or termination of this Lease, unless the parties hereto otherwise agree in writing, such possession shall be deemed to be a tenancy at will only, and all of the other terms and provisions of this Lease shall be applicable during such period, except that Tenant shall pay Landlord from time to time, upon demand, as rental for the period of such possession, an amount equal to one hundred and fifty percent (150%) of the rent in effect on the date of such termination of this Lease, computed on a daily basis for each day of such period. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided. The preceding provisions of this Paragraph 17 shall not be construed as consent for Tenant to retain possession of the Premises in the absence of written consent thereto by Landlord.
     18. QUIET ENJOYMENT. Landlord represents that it has the authority to enter into this Lease and that, so long as Tenant pays all amounts due hereunder and performs all other covenants and agreements herein set forth, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease.
     19. EVENTS OF DEFAULT. The following events (herein individually referred to as an “Event of Default”) each shall be deemed to be a default in or breach of Tenant’s obligations under this Lease:
     A. Tenant shall fail to pay any installment of the rent herein reserved when due, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue for a period of five (5) days from written notice delivered to Tenant.
     C. Tenant shall fail to discharge any lien placed upon the Premises in violation of Paragraph 22 hereof within twenty (20) days after any such lien or encumbrance is filed against the Premises.
     D. Tenant shall fail to provide timely any estoppel certificate or financial information required under Paragraph 23F.
     E. Tenant shall fail to comply with any term, provision or covenant of this Lease (other than those listed above in this Paragraph), and shall not cure such failure within twenty (20) days after written notice thereof from Landlord.
     F. With regard to that certain lease agreement of even date herewith between Landlord and The Foundation for a Healthier World providing for the lease of approximately 999 rentable square feet of space in the Project, either (i) an event of default shall occur thereunder, or (ii) the tenant thereunder shall cease to occupy its premises for the conduct of its business.
     20. REMEDIES. Upon each occurrence of an Event of Default, Landlord shall have, in addition to any other remedies that may be available to it at law or in equity, the option to pursue any one or more of the following remedies without any notice or demand:
(a)	Terminate this Lease;

(b)	Enter upon and take possession of the Premises without terminating this Lease;

(c)	Make such payments and/or take such action and pay and/or perform whatever Tenant is obligated to pay or perform under the terms of this Lease, and Tenant agrees that Landlord shall not be liable for any damages resulting to Tenant from such action; and/or

(d)	Alter all locks and other security devices at the Premises, with or without terminating this Lease, and pursue, at Landlord’s option, one or more remedies pursuant to this Lease, and Tenant hereby expressly agrees that Landlord shall not be required to provide to Tenant the new key to the Premises, regardless of hour, including Tenant’s regular business hours;
and in any such event Tenant shall immediately vacate the Premises, and if Tenant fails so to do, Landlord, without waiving any other remedy it may have, may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, without being liable for prosecution or any claim of damages therefor. The provisions of this Lease are intended to supersede Section 93.002 of the Texas Property Code and Tenant hereby expressly waives any and all rights and remedies Tenant may have under Paragraph (g) of such Section 93.002.
     A. Damages Upon Termination. If Landlord terminates this Lease, at Landlord’s option, Tenant shall be liable for and shall pay to Landlord the sum of all rental and other payments owed to Landlord hereunder accrued to the date of such termination, plus, as liquidated damages, an amount equal to the positive difference between (1) the present value of the total rental and other payments owed hereunder for the remaining portion of the Lease term, calculated as if such term expired on the date set forth in Paragraph 1, less, (2) the net amount Tenant proves Landlord will be able to recover through reletting of Premises for such period.
     B. Damages Upon Repossession. If Landlord repossesses the Premises without terminating this Lease, Tenant, at Landlord’s option, shall be liable for and shall pay Landlord on demand all rental and other payments owed to Landlord hereunder, accrued to the date of such repossession, plus all amounts required to be paid by Tenant to Landlord until the date of expiration of the term as stated in Paragraph 1, diminished by all amounts actually received by Landlord through reletting the Premises during such remaining term (but only to the extent of the rent herein reserved). Actions to collect amounts due by Tenant to Landlord under this paragraph may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Lease term.
     C. Costs of Reletting, Removing, Repairs and Enforcement. Upon an Event of Default, in addition to any sum provided to be paid under this Paragraph 20, Tenant also shall be liable for and shall pay to Landlord (i) the reasonable costs of removing, storing or disposing Tenant’s or any other occupant’s property after giving Tenant reasonable notice to remove such and Tenant does not do so; (ii) any and all costs and expenses incurred by Landlord in effecting compliance with Tenant’s obligations under this Lease; and (iii) all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies hereunder, including without limitation, all reasonable attorneys’ fees and all court costs incurred in connection with such enforcement or defense.
     D. Late Charge. In the event Tenant fails to make any payment due hereunder within five (5) days after such payment is due, including without limitation any rental or escrow payment, in order to help defray the additional cost to Landlord for processing such late payments and not as interest, Tenant shall pay to Landlord on demand a late charge in an amount equal to five percent (5%) of such payment. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law, and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.
     E. Interest on Past Due Amounts. If Tenant fails to pay any sum which at any time becomes due to Landlord under any provision of this Lease as and when the same becomes due hereunder, and such failure continues for ten (10) days after the due date for such payment, then Tenant shall pay to Landlord interest on such overdue amounts from the date due until paid at an annual rate which equals the lesser of (i) eighteen percent (18%) or (ii) the highest rate then permitted by law.
     F. No Implied Acceptances or Waivers. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance by Landlord of Tenant’s surrender of the Premises, it being understood that such surrender can be effected only by the written agreement of Landlord. Tenant and Landlord further agree that forbearance by Landlord to enforce any of its rights under this Lease or at law or in equity shall not be a waiver of Landlord’s right to enforce any one or more of its rights, including any right previously forborne, in connection with any existing or subsequent default. No re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless a written notice of such intention is given to Tenant, and, notwithstanding any such reletting or re-entry or taking possession of the Premises, Landlord may at any time thereafter elect to terminate this Lease for a previous default. Pursuit of any remedies hereunder shall not preclude the pursuit of any other remedy herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages occurring to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of any rent following an Event of Default hereunder shall not be construed as Landlord’s waiver of such Event of Default. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants of this Lease shall be deemed or construed to constitute a waiver of any other violation or default.
     G. Reletting of Premises. In the event of any termination of this Lease and/or repossession of the Premises for an Event of Default, Landlord shall use reasonable efforts to relet the Premises and to collect rental after reletting, with no obligation to accept any lessee that Landlord deems undesirable or to expend any funds in connection with such reletting or collection of rents therefrom. Tenant shall not be entitled to credit for or reimbursement of any proceeds of such reletting in excess of the rental owed hereunder for the period of such reletting. Landlord may relet the whole or any portion of the Premises for any period, to any Tenant and for any use or purpose.
     H. Landlord’s Default. If Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure, Tenant’s exclusive remedy shall be an action for damages. Unless and until Landlord fails to so cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its possession of the Premises and not thereafter. The term “Landlord” shall mean only the owner, for the time being of the Premises and, in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, provided that such covenants and obligations shall be binding during the Lease term upon each new owner for the duration of such owner’s ownership. Notwithstanding any other provision of this Lease, Landlord shall not have any personal liability hereunder. In the event of any breach or default by Landlord in any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then owned by Landlord in the Premises or the Building; however, in no event, shall any deficiency judgment or any money judgment of any kind be sought or obtained against any Landlord.
     I. Tenant’s Personal Property. If Landlord repossesses the Premises pursuant to the authority herein granted, or if Tenant vacates or abandons all or any part of the Premises, then, in addition to Landlord’s rights under Paragraph 27 hereof, Landlord shall have the right to (i) keep in place and use or (ii) remove and store, all of the furniture, fixtures and equipment at the Premises, including that which is owned by or leased to Tenant, at all times prior to any foreclosure thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon. In addition to the Landlord’s other rights hereunder, Landlord may dispose of the stored property if Tenant does not claim the property within ten (10) days after the date the property is stored. Landlord shall give Tenant at least ten (10) days prior written notice of such intended disposition. After Landlord’s repossession or Tenant’s abandonment of the Premises, Landlord shall also have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (“Claimant”) who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity or legality of said instrument. The rights of Landlord herein stated shall be in addition to any and all other rights that Landlord has or may hereafter have at law or in equity; and Tenant stipulates and agrees that the rights granted Landlord under this paragraph are commercially reasonable.
     21. MORTGAGES. Tenant accepts this Lease subject and subordinate to any mortgages and/or deeds of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon or the Building, provided, however, that if the mortgagee, trustee or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease superior to any such instrument, then by notice to Tenant from such mortgagee, trustee or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust. Tenant, at any time hereafter on demand, shall execute any instruments, releases or other documents that may be required by any mortgagee, trustee or holder for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage. Prior to subordinating this Lease to any mortgage or deed of trust, Landlord shall cause the mortgagee or beneficiary under a deed of trust to deliver to Tenant a commercially reasonable non-disturbance agreement, providing that so long as Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, Tenant may remain in possession of the Premises under the terms of this Lease, if such mortgagee or beneficiary should acquire Landlord’s title to the Project. In addition, Landlord shall deliver such a non-disturbance agreement from any current mortgage or beneficiary within thirty (30) days after execution of this Lease. Tenant shall not terminate this Lease or pursue any other remedy available to Tenant hereunder for any default on the part of Landlord without first giving written notice by certified or registered mail, return receipt requested, to any mortgagee, trustee or holder of any such mortgage or deed of trust, the name and post office address of which Tenant has received written notice, specifying the default in reasonable detail and affording such mortgagee, trustee or holder a reasonable opportunity (but in no event less than thirty days) to make performance, at its election, for and on behalf of Landlord.
     22. MECHANIC’S LIENS. Tenant has no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind the interest of Landlord or Tenant in the Premises. Tenant will save and hold Landlord harmless from any and all loss, cost or expense, including without limitation attorneys’ fees, based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease.
     23. MISCELLANEOUS.
     A. Interpretation. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.
     B. Binding Effect. Except as otherwise herein expressly provided, the terms, provisions and covenants and conditions in this Lease shall apply to, inure to the benefit of and be binding upon the parties hereto and upon their respective heirs, executors, personal representatives, legal representatives, successors and assigns. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations in the Premises and in the Building and other property that are the subject of this Lease.
     C. Evidence of Authority. Tenant agrees to furnish to Landlord, promptly upon demand, a corporate resolution, proof of due authorization by partners or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.
     D. Force Maieure. Landlord shall not be held responsible for delays in the performance of its obligations hereunder when caused by material shortages, acts of God, labor disputes or other events beyond the control of Landlord.
     E. Payments Constitute Rent. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as rent, shall constitute rent.
     F. Estoppel Certificates: Financial Statements. Tenant agrees, from time to time, within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect, the date to which rent has been paid, the unexpired term of this Lease, any defaults existing under this Lease (or the absence thereof) and such other factual or legal matters pertaining to this Lease as may be requested by Landlord. In addition, within ten (10) days after request of Landlord, which request shall not be made more than two (2) times per year, Tenant shall deliver to Landlord Tenant’s financial statements for its most recently ended fiscal year and, if different, fiscal quarter, including without limitation a balance sheet, statement of income and statement of changes in cash, audited if available and in all events certified as true and correct by an office of Tenant. It is understood and agreed that Tenant’s obligation to furnish such estoppel certificates and financial statements in a timely fashion is a material inducement for Landlord’s execution of this Lease, and Tenant’s failure to timely furnish any such certificate or statement shall be deemed an automatic default by Tenant under this Lease without further demand or notice. In addition, should Tenant fail to timely deliver an estoppel certificate as required herein, Tenant shall be deemed to have certified as true and correct to all matters set forth in the estoppel certificate requested by Landlord.
     G. Entire Agreement. This Lease constitutes the entire understanding and agreement of Landlord and Tenant with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto. Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations or representations not expressly set forth in this Lease are of no force or effect. EXCEPT AS SPECIFICALLY PROVIDED IN THIS LEASE, TENANT HEREBY WAIVES THE BENEFIT OF ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR ANY PARTICULAR PURPOSE. Landlord’s agents and employees do not and will not have authority to make exceptions, changes or amendments to this Lease, or factual representations not expressly contained in this Lease. Under no circumstances shall Landlord or Tenant be considered an agent of the other. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.
     H. Survival of Obligations. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including without limitation all payment obligations with respect to taxes and insurance and all obligations concerning the condition and repair of the Premises. Upon the expiration or earlier termination of the term hereof, and prior to Tenant vacating the Premises, Tenant shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises in good condition and repair, reasonable wear and tear excluded, including without limitation the cost of repairs to and replacements of all heating and air conditioning systems and equipment therein. Tenant shall also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of Tenant’s prorated obligation hereunder for real estate taxes and insurance premiums for the year in which the Lease expires or terminates. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied, as the case may be. Any Security Deposit held by Landlord may, at Landlord’s option, be credited against any amounts due from Tenant under this Paragraph 23H.
     I. Severability of Terms. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then, in such event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.
     J. Effective Date. All references in this Lease to “the date hereof or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.
     K. Brokers’ Commissions. Tenant represents and warrants that it has dealt only with Colliers Oxford Commercial in connection with this transaction. Landlord agrees to pay a commission to Colliers Oxford Commercial, in accordance with a separate agreement between Colliers Oxford Commercial and Landlord. Tenant hereby agrees to hold Landlord, its partners and representatives harmless from any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees) arising from any claim for any other commissions or other fees by any other broker or agent acting or purporting to have acted on behalf of Tenant.
     L. Ambiguity. Landlord and Tenant hereby agree and acknowledge that this Lease has been fully reviewed and negotiated by both Landlord and Tenant, and that Landlord and Tenant have each had the opportunity to have this Lease reviewed by their respective legal counsel, and, accordingly, in the event of any ambiguity herein, Tenant does hereby waive the rule of construction that such ambiguity shall be resolved against the party who prepared this Lease.

     M. Joint and Several Liability. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. If there be a guarantor of Tenant’s obligations hereunder, the obligations hereunder imposed upon Tenant shall be joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor, nor shall any such guarantor be released from its guaranty for any reason whatsoever, including, without limitation, in case of any amendments hereto, waivers hereof or failure to give such guarantor any notices hereunder.
     N. Third Party Rights. Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give to any person or entity, other than the parties hereto, any right or remedy under or by reason of this Lease.
     O. Exhibits and Attachments. All exhibits, attachments, riders and addenda referred to in this Lease, and the exhibits listed herein below and attached hereto, are incorporated into this Lease and made a part hereof for all intents and purposes as if fully set out herein. All capitalized terms used in such documents shall, unless otherwise defined therein, have the same meanings as are set forth herein.
     P. Applicable Law. This Lease has been executed in the State of Texas and shall be governed in all respects by the laws of the State of Texas. It is the intent of Landlord and Tenant to conform strictly to all applicable state and federal usury laws. All agreements between Landlord and Tenant, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever shall the amount contracted for, charged or received by Landlord for the use, forbearance or retention of money hereunder or otherwise exceed the maximum amount which Landlord is legally entitled to contract for, charge or collect under the applicable state or federal law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance Landlord shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of rent hereunder, and if such amount which would be excessive interest exceeds such rent, then such additional amount shall be refunded to Tenant.
     24. NOTICES. Each provision of this instrument or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing or delivering of notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing or delivering of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:
          (a) All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address for Landlord set forth below or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant’s obligation to pay rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received by Landlord.
          (b) All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address set forth below, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.
          (c) Except as expressly provided herein, any written notice, document or payment required or permitted to be delivered hereunder shall be deemed to be delivered when received or, whether actually received or not, when deposited in the United States Mail, postage prepaid, Certified or Registered Mail, addressed to the parties hereto at the respective addresses set out below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith.
     25. ADDITIONAL PROVISIONS. See EXHIBIT “B” attached hereto and incorporated by reference herein.

EXECUTED BY LANDLORD, this 19 day of MARCH, 2003.

STAG INVESTORS 2000, LTD., a Texas limited partnership
By:	Stone C-7, Ltd., a Texas limited partnership, its general partner

Attest/Witness:

Name:	Susan M. Pressler

Title:

By:	ORI, Inc., a Texas corporation, its general partner

	By:	/s/ Sanford L. Gottesman
Sanford L. Gottesman, President

Address:		c/o The Gottesman Company 600 Congress Avenue, Suite 400 Austin, TX 78701

EXECUTED BY TENANT, this 18th day of MARCH, 2003.

Attest/Witness:		RULES BASED MEDICINE, INC., a Delaware corporation

		By:	/s/ T. Craig Benson

Name:	Jay S. Mattingly	Name:	T. Craig Benson

Title:		Title:	President

Address:
3300 Duval Rd., Suite 110
Austin, Texas 78759
EXHIBIT “A” — Description of Premises
EXHIBIT “A-1” — Site Plan of Project
EXHIBIT “A-2” — Remodel Plan
EXHIBIT “B” — Additional Provisions

EXHIBIT “A”
Description of Premises
Approximately 6,507 Rentable Square Feet in that certain office building known as Stonecreek Park with a street address of 3300 Duval Road, Suite 110, Austin, Texas, 78759, situated upon that certain tract, piece or parcel of real property located in Austin, Travis County, Texas, and being more particularly described as Lot One, Block E, North Loop Business Park, Section Two. The Premises are more particularly depicted below:

EXHIBIT “A-1”
Site Plan of Project
A1-1

EXHIBIT “A-2”
Remodel Plan

EXHIBIT “B”
Additional Provisions
     1. TENANT FINISH ALLOWANCE. Landlord, at its sole expense, shall provide for construction of a first floor corridor to properly demise the Premises from Building common areas. Landlord, subject to the Allowance below, shall perform the work required to remodel the Premises and the relocated Building management office as shown on the attached Exhibit “A-2”, and provide all necessary permits for such work (the “Landlord’s Work”) and deliver the Premises and such work in good order and working condition, in compliance with all applicable laws, including all mechanical, electrical, HVAC, plumbing and life safety systems. During this period, Landlord shall coordinate access by Tenant for installation of voice and data wiring, cable and equipment. Landlord shall use its best efforts to assure that Tenant is in operation by April 1, 2003. Landlord and Tenant shall work in good faith to assure that neither party nor its contractors are delayed or hindered in the performance of their respective obligations. Any subsequent improvements performed by Tenant must comply with applicable local, state, and federal laws and regulations as well as Landlord’s standards and specifications.
     In order to accomplish Landlord’s Work, Landlord shall provide a tenant finish allowance of up to a total amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) to be applied toward interior improvements (the “Allowance”). This Allowance shall be the amount provided by Landlord to design and construct the improvements described in the plans and specifications set forth in Exhibit “C” attached hereto, including any related space planning, architectural and engineering fees, construction management fees, general contractor fees, and any similar costs. Tenant shall bear the entire cost of any improvements to be installed in the Premises or Common Areas of the Building for the benefit of Tenant, to the extent that such cost exceeds the finish-out allowance of $200,000.00 due to changes to the Plans made at Tenant’s request, and shall pay for such excess over the Allowance as hereinafter provided. In the event that the estimated cost of interior improvements, including architectural fees and construction management fees of three percent (3%) of construction costs, exceeds the Allowance due to changes to the Plans made at Tenant’s request, Tenant shall pay to Landlord (assuming Landlord’s approval of the working drawings referred to herein) prior to commencement of such construction, an advance payment equal to one-half (1/2) of the amount of such excess over the Allowance as reasonably estimated by Landlord. Notwithstanding any provision contained herein to the contrary, it is understood and agreed that Landlord shall have no obligation to commence installation of any interior improvements until (a) Tenant shall have furnished to Landlord and Landlord shall have approved the final working drawings as required by the provision hereof, (b) Landlord shall have received Tenant’s advance payment (described above) for the amount of the cost of improvements in excess of the Allowance due to changes to the Plans made at Tenant’s request, and (c) Landlord and Tenant shall have approved the total cost of any change order. Upon Substantial Completion of the installation of the interior improvements and prior to occupancy by Tenant, Tenant shall pay Landlord the remainder of the actual amount of the excess cost incurred over the Allowance. At Tenant’s option, in lieu of any advance payment, Tenant may elect to amortize any excess cost up to a maximum of Twenty-Five Thousand Dollars ($25,000.00) over the term of the Lease as additional rent with interest calculated monthly at ten percent (10%) per annum. In the event that the actual Tenant finish cost is less than Two Hundred Thousand and No/100 Dollars ($200,000.00) Landlord agrees to tender to Tenant the difference between the finish cost and the Allowance no later than 45 days from the Commencement Date.
     2. EXTENSION OPTION. Subject to Subsection D below, Tenant may, at its option, extend the term of this Lease for one (1) period of forty-eight (48) months (the “Renewal Term”). The Renewal Term shall be upon the same terms contained in this Lease except for the payment of Base Rent during the Renewal Term; and any reference in the Lease to the term of the Lease shall be deemed to include any Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no additional extension options.

     A. The Base Rent during the Renewal Term shall be the Market Rate (defined hereinafter) for such space for a term commencing on the first day of the Renewal Term. “Market Rate” shall mean the then prevailing market rate for a comparable term commencing on the first day of the Renewal Term for tenants of comparable size and creditworthiness for comparable space in the Building and other office buildings of comparable age, size, type, amenities, expenses and location, taking into consideration market concessions, including free rent and tenant improvement allowances.
     B. To exercise its option, Tenant must deliver a binding notice to Landlord not less than one hundred eighty (180) days, but not more than two hundred seventy (270) days prior to the expiration of the initial Term of this Lease. Thereafter, the Market Rate for the Renewal Term shall be calculated pursuant to Subsection C below and Landlord shall inform Tenant of the Market Rate. Such calculations shall be final and shall not be recalculated at the actual commencement of such Renewal Term. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its option to extend.
     C. Market Rate shall be determined as follows:
     (i) If Tenant provides Landlord with its binding notice of exercise pursuant to Subsection B above, then within ten (10) days after receipt of such notice, Landlord shall calculate and inform Tenant of the Market Rate. If Tenant rejects the Market Rate as calculated by Landlord, Tenant shall inform Landlord of its rejection within ten (10) business days after Tenant’s receipt of Landlord’s calculation, and Landlord and Tenant shall commence negotiations to agree upon the Market Rate. If Tenant fails to timely reject Landlord’s calculation of the Market Rate it will be deemed to have accepted such calculation. If Landlord and Tenant are unable to reach agreement within twenty-one (21) days after Landlord’s receipt of Tenant’s notice of rejection, then the Market Rate shall be determined in accordance with (ii) below.
     (ii) If Landlord and Tenant are unable to reach agreement on the Market Rate within said twenty-one (21) day period, then within seven (7) days, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with (iii) and (iv) below.
     (iii) Within seven (7) days after the exchange of estimates that are not within five percent (5%) of each other, the parties shall select as an arbitrator an independent MAI appraiser with at least ten (10) years of experience in appraising office space in the metropolitan area in which the Project is located (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.
     (iv) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding.
     D. Tenant’s option to extend this Lease is subject to the conditions that: (i) on the date that Tenant delivers its binding notice exercising an option to extend, there is no uncured Event of Default by Tenant, (ii) no monetary Event of Default has occurred within the preceding twelve (12) months, and (iii) Tenant has not assigned this Lease or sublet greater than 25% of the Premises other than in connection with a Related Party Transfer.
     3. SYSTEMS FURNITURE. As a part of Landlord’s Work, Landlord shall reconfigure certain modular workstations within the Premises for Tenant’s use in accordance with the Plans. Landlord hereby acknowledges Tenant’s right to the use of such workstations, free of charge, throughout the term of the Lease.